Exhibit 4.18.1


                                AMENDMENT NO. 1

                     TO LIMITED LIABILITY COMPANY AGREEMENT


         AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT OF READY MIX USA, LLC, a Delaware limited liability company ("Company"), effective as of September 1, 2005 (this "Amendment"), by and between Company, CEMEX SOUTHEAST HOLDINGS, LLC, a Delaware limited liability company ("Cemex"), READY MIX USA, INC., an Alabama corporation ("RMUSA"), and solely for the purposes set forth in Section 9.6 thereof, CEMEX, INC., a Louisiana corporation. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the LLC Agreement (as defined below).

                                  WITNESSETH:

         WHEREAS, the Company, Cemex and RMUSA desire to amend the Limited Liability Company Agreement of the Company, effective as of July 1, 2005 (the "LLC Agreement");

         WHEREAS, Company and RMC Mid-Atlantic, LLC, a South Carolina limited liability company and an Affiliate of Cemex ("RMC"), have entered into an Asset Purchase Agreement, dated, September 1, 2005 (the "Asset Purchase Agreement"), whereby (a) Company will purchase from RMC, and RMC will assign and delegate to Company, certain assets and liabilities of RMC in accordance with the terms of the Asset Purchase Agreement and (b) Company will be indemnified;

         WHEREAS, Section 8.2(b)(x) of the LLC Agreement provides that the LLC Agreement may be amended with prior Board approval, which approval has been granted by the Board; and

         WHEREAS, the Company, Cemex and RMUSA have agreed to amend certain provisions of the LLC Agreement on the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the LLC Agreement and this Amendment, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Cemex and RMUSA hereby agree as follows:

                                   ARTICLE I

                   AMENDMENTS, ACKNOWLEDGEMENT AND COVENANTS

         SECTION 1.1 Amendments to Section 3.2

         (a) Section 3.2 of the LLC Agreement is amended to include a definition of the "Asset Purchase Agreement" as follows:

                           "Asset Purchase Agreement" means that certain Asset Purchase Agreement entered by and between the Company and RMC Mid-Atlantic, LLC, a South Carolina limited liability company and an Affiliate of Cemex, dated September 1, 2005.

         SECTION 1.2 Amendments to Section 21

         (a) Section 21.1 of the LLC Agreement is amended and restated in its entirety to read as follows:

                           21.1 Notwithstanding anything in this LLC Agreement to the contrary, each of Cemex and RMUSA hereby agrees (and any Permitted Transferee of either of the foregoing shall agree) that any Damages for which it or any of its Affiliates (the "Indemnifying Party") owes the other party (or its Affiliates) or the Company or Cemex Southeast LLC (the "Indemnified Party") an indemnification obligation under the Contribution Agreement, the Cemex Contribution Agreement or the Asset Purchase Agreement shall be paid from any distributions that otherwise would be paid by the Company to the Indemnifying Party and its Affiliates pursuant to Section 6.1 or otherwise, and each party hereby irrevocably waives all rights and title it would otherwise have to, and irrevocably instructs the Manager to pay to the Indemnified Party, all distributions that otherwise would be paid by the Company to the Indemnifying Party and its Affiliates under this LLC Agreement, until all such Damages have been paid in full to the Indemnified Party. For purposes of this
         Section 21.1, each party acknowledges that to the extent any distributions are paid to the Indemnified Party under Section 21.1 of the Cemex Southeast LLC Agreement in respect of a particular indemnification claim, such payments will also reduce the amount of such Damages. In the event of multiple claims, the distributions shall be applied against such claims in the order in which the amount of the indemnification obligation in respect thereof is finally determined. Notwithstanding anything in this LLC Agreement to the contrary, in no event shall any amount of damages withheld by the Company under this
         Section 21.1 as a payment of indemnified Damages incurred by the Company be treated as (i) EBITDA for purposes of (x) calculating the amount of any required distribution (including pursuant to Section 6.1) or (y) determining the Purchase Price or the Buyout Purchase Price, or (ii) available cash for purposes of determining the amount of any distribution under Section 9.6.4(a). The parties acknowledge and agree that in the event RMC Mid-Atlantic, LLC is no longer an Affiliate of Cemex such change in status shall not affect the obligations under this Section 21.1 and any Damages for which RMC Mid-Atlantic, LLC owes the Company (or its Affiliates) an indemnification obligation under the Asset Purchase Agreement shall be paid as provided in this Section 21.1 as if RMC Mid-Atlantic, LLC remained an Affiliate of Cemex. For purposes of this Section 21, none of Cemex, RMUSA or any of their respective Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries or Cemex Southeast LLC or any of its Subsidiaries.

         (b) The definition of "Net Indemnity Obligation" in Section 21.4 of the LLC Agreement is amended and restated in its entirety to read as follows:

                           "Net Indemnity Obligations" means, with respect to a particular Indemnifying Party as of a particular time, the amount, if any, by which (i) the aggregate Damages for which it and its Affiliates owes the Indemnified Party and any of its Affiliates an indemnification obligation under the Contribution Agreement and the Asset Purchase Agreement as of such time exceeds (ii) the aggregate Damages for which the other Indemnifying Party (or Member, as the case may be) and any of its Affiliates owes the Indemnified Party and any of its Affiliates an indemnification obligation under the Contribution Agreement and the Asset Purchase Agreement as of such time. For purposes of determining the Net Indemnity Obligation, only Damages which have been finally determined (whether by agreement of the parties or by any final, non-appealable determination of any tribunal with jurisdiction) shall be taken into account.

         SECTION 1.3 Amendments to Exhibit A

         (a) The first column of Exhibit A of the LLC Agreement titled "Member Name and Mailing Address" is amended and restated in its entirety to read as follows:

                           READY MIX USA, INC.
                           1300 McFarland Blvd NE
                           Tuscaloosa, AL 35406
                           Attn: Scott Phelps
                           Fax: (205) 345-5772

                           CEMEX SOUTHEAST HOLDINGS, LLC
                           840 Gessner, Suite 1400
                           Houston, TX 77024
                           Attn: Leslie White
                           Fax: (713) 722-5110

         SECTION 1.4 Amendments to Exhibit C

         (a) Exhibit C of the LLC Agreement is amended and restated in its entirety to read as follows:

                           READY MIX USA, INC.
                           1300 McFarland Blvd NE
                           Tuscaloosa, AL 35406


                                  ARTICLE II

                                REPRESENTATIONS

         Each of Company, Cemex and RMUSA hereby represents to the other that
(a) it has full organizational power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment by such party have been duly and validly authorized by all necessary corporate action on the part of such party and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.


                                  ARTICLE III

                                 MISCELLANEOUS

         SECTION 3.1 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

         SECTION 3.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         SECTION 3.3 Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         SECTION 3.4 No Other Effect on the LLC Agreement. Except as modified by this Amendment, all of the terms of the LLC Agreement are hereby ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, Company, Cemex and RMUSA have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                             READY MIX USA, LLC


                                             By:  Ready Mix USA, Inc.
                                                  Its Manager

                                                  By:  /s/ Marc Bryant Tyson
                                                       -----------------------
                                                       Marc Bryant Tyson
                                                       Its Manager

                                             READY MIX USA, INC.


                                             By: /s/ Marc Bryant Tyson
                                                 -----------------------------
                                                 Marc Bryant Tyson
                                                 Its President

                                             CEMEX SOUTHEAST HOLDINGS LLC


                                             By: /s/ Gilberto Perez
                                                 ---------------------------
                                                 Name:  Gilberto Perez
                                                 Title: President